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                        SANFORD C. BERNSTEIN FUND, INC.

                              AMENDMENT NO. 6 TO
                        INVESTMENT MANAGEMENT AGREEMENT

     AMENDMENT NO. 6 AS OF NOVEMBER 23, 2009 TO THE INVESTMENT MANAGEMENT AGREEMENT, dated as of October 2, 2000 between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation, (the "Fund") and ALLIANCEBERNSTEIN L.P., a Delaware Limited Partnership (the "Adviser" or "Alliance").

     The Adviser and the Fund wish to amend the Investment Management Agreement to add six new Portfolios. Accordingly, the parties hereto hereby agree as follows:

  1. Each of Overlay A Portfolio, Tax-Aware Overlay A Portfolio, Overlay B Portfolio, Tax-Aware Overlay B Portfolio, Tax-Aware Overlay C Portfolio and Tax-Aware Overlay N Portfolio (each, an "Overlay Portfolio" and collectively, the "Overlay Portfolios") is included as a "Portfolio" under the Investment Management Agreement for all purposes.

  2. As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to Section 1 of the Investment Management Agreement, the Fund, on behalf of each Overlay Portfolio, will pay the Adviser, promptly after the end of each month, fees at the rates set forth below:

                                            Annual Percentage of
                                         Average Daily Net Assets of
                    Portfolio                  Each Portfolio
          ------------------------------ ---------------------------
          Overlay A Portfolio                      0.90%
          Tax-Aware Overlay A Portfolio            0.90%
          Overlay B Portfolio                      0.65%
          Tax-Aware Overlay B Portfolio            0.65%
          Tax-Aware Overlay C Portfolio            0.65%
          Tax-Aware Overlay N Portfolio            0.65%

     If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

  3. With respect to each Overlay Portfolio covered by this Amendment, the Investment Management Agreement shall have an initial term of two years beginning as of the date of this Amendment, unless sooner terminated as provided in the Investment Management Agreement.

     Except as herein provided, the Investment Management Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the Fund, on behalf of each Overlay Portfolio, and the
Adviser have caused this Amendment No. 6 to the Investment Management Agreement to be executed by their duly authorized officers as of the date first above written.

SANFORD C. BERNSTEIN FUND, INC.          ALLIANCEBERNSTEIN L.P.

By:     /s/ Marilyn G. Fedak                     /s/ Marc R. Bryant
        --------------------------       By:     --------------------------
Name:   Marilyn G. Fedak                 Name:   Marc R. Bryant
Title:  President                        Title:  Assistant Secretary